Exhibit 99.1

Disruptive Acquisition Corporation I Announces Pricing of $250 Million
Initial Public Offering

AUSTIN, Texas—Disruptive Acquisition Corporation I (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units are expected to be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “DISAU” beginning on March 24, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “DISA” and “DISAW,” respectively.

The Company is a blank check company, newly incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial target business in any stage of its corporate evolution or in any industry or sector, it initially intends to focus its search on target businesses primarily in the health and wellness, entertainment and consumer-facing technology sectors. The management team includes Chief Executive Officer Alexander J. Davis, Chief Financial Officer Phillip C. Caputo, Chief Operating Officer David M. Tarnowski and Vice President, Business Development Mardy S. Fish.

The Company has formed an Athlete Advisory Council (the “Council”), a group of elite athletes across a range of professional sports and geographies. The Council’s current members include Justin Verlander, Naomi Osaka, Patrick Mahomes, Robert Lewandowski and Saul “Canelo” Álvarez.

Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, tel.: 1-800-221-1037, email: usa.prospectus@credit-suisse.com or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, tel. 1-800-831-9146.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on March 23, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

For Media Inquiries:
disruptive@DKCnews.com

For Investor Inquiries:
ir@disruptiveacquisitioncorp.com